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                                                               EXHIBIT 23(m)3






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                                    AGREEMENT

                                     Between

                       CADRE INSTITUTIONAL INVESTORS TRUST
                                  ON BEHALF OF
                                 [NAME OF FUND]

                                       and

                            [                      ]

                                    [ Date ]

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                                    AGREEMENT

            This Agreement, executed as of [ Date ], is made by and between Cadre Institutional Investors Trust (the "Trust") and ______________________ (the "Organization"):

                                    RECITALS

            The Trust is registered with the Securities and Exchange Commission as an open-end, diversified investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and the shares ("Shares") of the Trust's ____________________________(the "Fund") are registered under the Securities Act of 1933, as amended;

            The Trust desires to avail itself of the experience and assistance of the Organization;

            NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                 APPOINTMENT, DUTIES AND FEES

           1.1 Appointment. The Trust hereby retains the Organization on the terms and for the period set forth in this Agreement, and the Organization hereby accepts such appointment and agrees to the terms of this Agreement.

            1.2 Functions. The Organization shall:

                 (a) Confer with, advise and provide the Trust, the Trust's Adviser and its affiliates (collectively, the "Service Providers"), information about the members of the Organization and others who are eligible to invest in the Fund in order to assist the Trust's Adviser, Administrator and its affiliates in providing services to the Fund and its shareholders;

                 (b) Schedule and announce through its publications, informational meetings and seminars at which representatives of the Trust's Distributor, who are licensed as securities salesmen, will discuss the Fund and related matters;

                 (c) Confer with the Trust's Adviser and Administrator as to local facilities to be used in connection with the administration and operation of the Fund;

                 (d) Assist in the dissemination of information prepared by the Trust with respect to the existence of the Fund;

                 (e) Allow the use of its publications to give information on how to obtain materials concerning the Fund;
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                 (f) Confer with the Fund and the Trust's Adviser and
Administrator regarding coordination of efforts and the resolution of operational difficulties that may arise between the Fund and persons that are or may become shareholders in the Fund;

                 (g) Provide the Trust's Distributor with mailing lists of potential shareholders in the Fund; and

                 (h) Retain education industry associations and others to assist the Organization in fulfilling its obligations under this Agreement.

           1.3 Limitations on Actions of the Organization. The Organization understands that neither it nor any other person whom it may retain as provided in Section 1.2(h) shall have any discretion to accept or reject the application of any person to become a shareholder in the Fund. It will forward all requests for information regarding the Fund received by it directly to the Trust's Administrator for appropriate action. The Organization further understands and agrees that neither it nor any person it retains as provided in Section 1.2(h) will:

                 (a) Accept application or registration forms from persons seeking to become shareholders by buying Shares of the Fund;

                 (b) Accept any cash, checks, wire transfers, or other forms of payment from any person that may be remitted for the purchase of Shares in the Fund;

                 (c) Deliver any Prospectus, Statement of Additional Information, account statements or other informational or advertising document prepared in connection with the offering of Shares by the Fund to any person or potential participant in the Fund;

                 (d) Engage in the offer or sale of Shares of the Fund;

                 (e) Discuss the Fund or its activities, other than to refer parties making unsolicited inquiries to representatives of the Trust's distributor; or

                 (f) Permit its employees and agents, or the employees and agents of any other person retained pursuant to Section 1.2(h), to engage in, and shall take reasonable action to prevent such employees and agents from engaging in, the activities described in this Section 1.3.

           1.4 Fees. The Trust agrees to pay to the Organization for its services hereunder a fee, which shall be calculated daily, and payable monthly in an amount equal to ______% of the average daily net asset value of Shares owned of record or beneficially by members of the Organization. For purposes of determining the fees payable hereunder,
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the average daily net asset value of the Shares shall be computed in the manner specified in the Trust's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Shares involved for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the Organization. Further, the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares, including without limitation the sale of Shares for the account of any member of the Organization.

           The Organization may, in its discretion, assign and pay, or direct the Trust to pay, to any person retained as permitted by Section 1.2(h) a portion of the fees payable under this Section 1.4, and the Trust agrees that it will pay such portion of the fees as may be directed in writing by the Organization.

                                    ARTICLE 2

                             LIMITATION OF LIABILITY

           The Organization shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence, on its part in the performance of its duties under this Agreement; provided, the foregoing shall not limit the Organization's liability with respect to any breaches by it of this Agreement. The Organization shall not be liable for the payment of any of the administrative costs of the Fund.

                                    ARTICLE 3

                            DURATION AND TERMINATION

           3.1 Duration of Agreement. This Agreement shall become effective immediately. Unless sooner terminated, this Agreement shall remain in effect until June 30, 199__ [the term must end on June 30 and cannot be more than one year] and shall continue from year to year thereafter, but only so long as such continuance is approved at least annually by the vote of a majority of the Board of Trustees of the Trust, and of the trustees who are not "interested persons" of the Trust (as that term is used in the 1940 Act) ("Disinterested Trustee") and have no direct or indirect financial interest in the operation of the plan (the "Plan") adopted by the Fund under Rule 12b-1 of the 1940 Act or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan or such agreements. This Agreement is terminable, without penalty, at any time by the Trust (which termination may be by vote of a majority of the Trust's Disinterested Trustees or by vote of the holders of a majority of the outstanding Shares of the Fund) or by the Organization upon notice to
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the other party hereto. This Agreement will terminate in the event of its assignment (as defined in the 1940 Act).

           If the Organization ceases to act under this Agreement, the Trust agrees that, at the Organization's request, it will take all necessary steps to discontinue use of any logo of the Organization or other indication of the Organization's support of the Fund.

                                    ARTICLE 4

                                  MISCELLANEOUS

           4.1 Representations. Neither the Organization nor any of the Organization's officers, employees or agents are authorized to make any representations concerning the Trust or the Shares, other than to refer parties making unsolicited inquiries to representatives of the Trust's distributor.

           4.2 Independent Contractor. For all purposes of this Agreement, the Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust in any matter or in any respect.

           4.3 Reports. The Organization shall furnish the Trust, its Distributor or their designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision of the functions described herein), and will otherwise cooperate with the Trust, its Distributor and their designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

           4.4 Other Agreements. The Trust may enter into other similar Agreements with any other person or persons without the Organization's consent.

           4.5 Rule 12b-1. The Organization acknowledges that the Trust has informed it that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission. 4.6 Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

           4.7 Severability. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not
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affect any provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

           4.8 Notices. Notices or consent of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, postage paid, to the appropriate party as follows:

                 a.  If to the Trust:
                     c/o Cadre Institutional Investors Trust
                     905 Marconi Avenue
                     Ronkonkoma, NY 11779-7255
                     Attn: William M. Sullivan, Esq.

                     with a copy to:


                     Kenneth S. Gerstein, Esq.
                     Schultz Roth & Zabel LLP
                     900 Third Avenue
                     New York, NY 10022


                 b.  If to the Organization:
                     _______________________________
                     _______________________________
                     _______________________________
                     _______________________________

or at such other address as shall be specified by either party by notice given in the manner required by this Section 4.8.

           4.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior dated agreement.

           4.10 Applicable Law. This Agreement shall be deemed to have been executed in the State of Delaware and the substantive laws of the State of Delaware shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.
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           4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

                                    CADRE INSTITUTIONAL INVESTORS TRUST


                                    By _______________________________
                                       Its ___________________________


                                    [                            ]


                                    By _______________________________
                                       Its ___________________________